UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Definitive Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CHF SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 4, 2020

Dear Fellow Stockholder:

On May 20, 2020, we adjourned our annual meeting of stockholders until June 19, 2020 2:00 p.m. US Central Time at https://web.lumiagm.com/257409059 to solicit additional proxies for Proposal 3, granting the Board of Directors the discretion to implement a reverse stock split, which may be necessary to maintain the listing of CHF Solutions’ common stock on the NASDAQ Capital Market (“Nasdaq”). As stated in our proxy statement, our Board of Directors only intends to implement the reverse stock split if needed to maintain the company’s listing on Nasdaq.

Our records indicate that you have not yet voted for Proposal 3. I urge you to vote as soon as possible and, in any event, by June 18, 2020. Please see the enclosed instructions to vote your shares.

Your Board and management are optimistic about the future.  In the first quarter of this year, we received FDA 510(k) clearance for our next generation product, the Aquadex SmartFlow™ system, for use in adult and pediatric patients weighing 20 kg or more. Since launch, we have seen an increased interest in the therapy, especially from pediatric hospitals. We anticipate continuing to grow our business and to bring this life-saving therapy to children, as well as adults.

I believe that approval of Proposal 3, and providing the Board of Directors with the discretion to implement a reverse stock split, if necessary to maintain our listing on Nasdaq, is in the best interests of CHF Solutions.  A delisting could negatively impact your investment in CHF Solutions. It could result in lower prices for the company’s common stock, and larger spreads in the bid and ask prices for the common stock. In addition, without the availability of the Nasdaq listing, it may be more difficult to trade your shares of common stock.

Proposal 3 is described in more detail in the company’s proxy statement, dated April 13, 2020. The proxy statement is available at https://ir.chf-solutions.com/financial-information. Should you have any questions about this important matter, including procedural questions on how to vote your shares, please do not hesitate to call our proxy solicitation firm at 212-616-2181.

The company’s Board of Directors has unanimously recommended that stockholders vote FOR Proposal 3. Please take prompt action to vote your shares, without delay.

Thank you for your continued support of CHF Solutions.

Sincerely,

John L. Erb
Chairman of the Board, Chief Executive Officer and President
CHF Solutions, Inc.

Note: We have engaged The Proxy Advisory Group, LLC, to assist us in the solicitation of proxies and provide related advice and informational support, for a services fee, including customary disbursements, which are not expected to exceed $10,000.

12988 Valley View Road ▪ Eden Prairie, Minnesota 55344 USA ▪ Customer Orders (855) 786-2778 ▪ Fax (952) 500-8731
www.chf-solutions.com